Exhibit 10.16

Contract Number	CT20170220
Location of Execution	Sishui
Date of Execution	February, 20, 2017

Shandong Spring Pharmaceutical Co., Ltd

DIETARY SUPPLEMENT PRODUCT PURCHASE AGREEMENT

February 20, 2017

DIETARY SUPPLEMENT PRODUCT PURCHASE AGREEMENT

Purchaser: Shandong Spring Pharmaceutical Co., Ltd. ("Party A");
Supplier: Shandong Yong Chun Tang Bioengineering Co., Ltd. ("Party B")
In light of full negotiation and consideration between parties, the parties hereto enter into this agreement as guidance for future performance:

Section I. Product Name, Category, Specification and Price
(1)	Name, Specification and Price
Product Code	Product Name	Specification	Unit	Unit Details
CT001	Dietary Supplement Set One	1*3	set	Rhodiola Rosea Extract * 1 bottle; Arthrospira maxima * 1 bottle; Calcium & Zinc Vitamin Supplement * 1 bottle.
CT002	Dietary Supplement Set Two	1*3	set	Rhodiola Rosea Extract * 1 bottle; Arthrospira Maxima * 1 bottle; Protein Tablet * 1 bottle.
CT003	Dietary Supplement Set Three	1*3	set	Acer Trunckatum Bunge Capsule – Strengthened * 1 bottle; Acer Trunckatum Bunge Capsule – Student * 1 bottle; Rhodiola Rosea Extract * 1 bottle.
CT004	Dietary Supplement Set Four	1*3	set	Kangle Capsulte Rhodiola Rosea Extract * 1 bottle; Gouji Berry * 1 bottle; Arthrospira Maxima * 1 bottle.
CT005	Dietary Supplement Set Five	1*3	set	Arthrospira Maxima * 1 bottle; Aloe & Saussurea Extract * 1 bottle; Gouji Berry * 1 bottle.
CT006	Ginkgo Extract Capsule	0.5g * 80 capsule	bottle
CT007	Ginkgo Tea Gift Set	3 * 2.5 g *180 bags	box
CT008	Skincare Product Gift Set	1 * 5		Eye Cream * 1; Night Cream * 1; Lotion * 1; Skin Treatment * 1; Serum * 1.
CT009	Magnetic Healthy Bedding System	1* 3	set	Mattress * 1; Pillow * 2.

(2)	Quality. Quality of products should comply with establish national standards.

Section 2. Quantity, Unit and Counting Method
(1)	Quantity to Be Supplied. Party B shall supply the amount of products determined by Party A's sale performance.
(2)	Units & Counting Method. Units and counting methods used in Party B's packaging customs will be used for the performance of this contract.
Section 3. Packing Standard and Packing Materials
Seller shall pack all goods in a method that cause no pollution, proves damage-resistant and is easy to be transported. Seller shall pack all goods in three-layered corrugated boxes.
Section 4. Transportation and Delivery
(1)	Delivery: Party A shall pick up all the goods from Party B at Party B's warehouse. Both parties shall verify and confirm with signatures the number of products delivered to Party A on a daily basis.
(2)	Shipping: Products will be shipped via a third-party shipping company.
Section 5. Warranties on Delivery
Party B warrants that it will meet Party A's demand and will not fall short of stock.
Section 6.  Price & Payment
(1)	Prices. Goods will be purchased at the price negotiated by both parties.
(2)
Payments. Payments for goods are due 3 times per month. For every 10 days, Party B's distributor shall verify the amount of good delivered with the Party B's sale department. After the number of delivered goods is verified to be correct, Party B shall deduct due payment from Party A's advance payment.

Section 7. Acceptance and Refusal
(1)	During the pick-up process, should any inspected goods fail to conform to specified product category, product type, specification or quality standard, Party A shall not pick up such goods.
(2)	Party A shall not have any claim for damages or any other issue arising from the transportation process.

Section 8. Obligation for Breach
(1)
In the event that Party A orders goods from Party B at least one month prior to delivery date, Party B shall arrange its manufacturing scheme accordingly and to keep the supply to Party A. If Party B fails to deliver the agreed amount of goods to Party A, Party B shall be obligated to a liquidated damage that is 3% of the total price of goods to be delivered.

(2)	Party B shall indemnify and hold harmless Party A against all costs arising out of or related to any third-party consumer claim concerning the quality of goods sold by Party B.

Section 9. Force Majeure.
In the event that Party A or Party B cannot fully perform the contract due to unforeseen circumstances or causes beyond a party's reasonable control, the party prevented from carrying out its obligation shall notify the other party of the reason of non-performance (or partial performance) to mitigate the effect of such event. When the occurrence of an unforeseen event is certified by corresponding authority, the party prevented from performing may be allow to delay its performance, partially perform or to excuse its performance. Depending on the nature of the unforeseen event, damage caused by such failure to fully perform may be partially or fully excused.
Section 10. Miscellaneous
Any liquidated damage, compensation or economic loss that a party is entitled to pursuant to this agreement will be due 10 days after according liability is clarified. Such amount will be deemed overdue if a party fails to make such payment in time. Nothing in this clause excuses either party from not refusal to deliver goods or withholding payment for goods.
In the event of any controversy of or claims arising from this agreement, the parties shall first attempt to settle such dispute by good faith negotiation. In the event that parties fail to reach an agreement via negotiation, either party can choose to resolve the dispute by applying for arbitration to the arbitration commission or filing a claim to the people's court.
This contract commences upon February 28, 2017 after by both parties, and continues for a period of one year. Neither party may willfully terminate or modify this agreement. Upon determination by both parties that there is issue not covered by this agreement, the parties hereto shall negotiate in good faith to modify this Agreement. In the event that this agreement is modified by any supplemental agreement, the supplemental agreement will be binding on both Seller and Party A.
Purchaser	(company seal)	Seller	(company seal)

Legal Representative:	Yan Tinghe	Legal Representative:	Wu Weilai